UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2012

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

McMoRan Exploration Co. (“McMoRan”) has agreed to sell a package of Gulf of Mexico traditional shelf oil and gas properties in the Eugene Island area to Arena Energy, LP (“Arena”) for cash consideration of $36.8 million and the assumption of related abandonment obligations.

The properties include 9 fields on 14 offshore blocks in the Eugene Island area, which produced approximately 630 million cubic feet of natural gas and 46,000 barrels of oil, condensate and natural gas liquids (totaling 10 million cubic feet of natural gas equivalents per day) in the second quarter of 2012.  McMoRan’s independent reserve engineers’ estimates of proved reserves at June 30, 2012 approximated 15.2 billion cubic feet of natural gas equivalents, with approximately 78 percent from natural gas and 22 percent proved developed producing.

The transaction with Arena will be effective July 1, 2012, and is subject to customary closing conditions with an expected closing in the fourth quarter of 2012.  At June 30, 2012, McMoRan had recorded approximately $34.4 million in estimated future reclamation obligations associated with these properties in the Eugene Island area.

As previously disclosed on September 7, 2012, McMoRan agreed to sell three Gulf of Mexico Shelf oil and gas properties in the West Delta and Mississippi Canyon areas to Renaissance Offshore, LLC for cash consideration of $28.0 million and the assumption of related abandonment obligations.  The combined proceeds from the two transactions total $64.8 million and represent approximately 8 percent of McMoRan’s total second quarter 2012 average daily production and 9 percent of McMoRan’s total estimated proved reserves at June 30, 2012.  Upon completion of these transactions, McMoRan expects to record net gains totaling approximately $38 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: September 25, 2012